Exhibit 4.1

INCENTIVE STOCK OPTION PLAN OF

LIBERTY BANCSHARES, INC.

INCENTIVE STOCK OPTION PLAN (“Plan”) hereby established this 10th day of May, 2005 (the “Effective Date”), by Liberty Bancshares, Inc., a financial holding corporation organized and existing under the laws of the State of Missouri (hereinafter referred to as “Bancshares”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of Bancshares (the “Board”) deems it to be in the best interest of Bancshares, in order to promote its success and the success of its subsidiaries (hereinafter referred to individually as a “Subsidiary” and collectively as the “Subsidiaries”), and to create in employees selected from time to time a proprietary interest in and a greater concern for the welfare of both Bancshares and Subsidiaries, and to offer an inducement to such employees to remain as employees, such inducement to be in the form of additional compensation for services which he or she has rendered or hereafter render; and

WHEREAS, the Board believes that Bancshares can best obtain these and other benefits by granting stock options to designated employees from time to time, pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, the Board has adopted this Plan, effective upon approval by the affirmative vote of the holders of a majority of the common stock of Bancshares:

1. Qualification of Options. This Plan is intended to promote the interests of both Bancshares and the Subsidiaries and the employees who are selected from time to time by encouraging such employees to invest on reasonable terms in common stock of Bancshares by means of “Incentive Stock Options” as defined in Code § 422. However, nothing herein shall be deemed to be or interpreted as a representation, guarantee, or other undertaking on the part of either Bancshares or the Subsidiaries that such option is or will be determined to be a qualified incentive stock option within the meaning of Code § 422 or any other section of the Code.

2. Administration. The Plan shall be administered by an Incentive Stock Option Committee (hereinafter referred to as the “Committee”) of not less than five (5) members selected from the Board. No member of the Committee may participate in the Plan. The Committee may, from time to time, select employees to participate in the Plan and issue orders and adopt resolutions not inconsistent with the provisions of this Plan. All determinations shall be made by the affirmative vote of a majority of the members of the Committee at a meeting called for such purpose, or the written consent of a majority of the members of the Committee. In the absence of fraud or gross negligence, all decisions made by the Committee in construing the provisions of the Plan shall be final, conclusive and binding upon all persons. Committee members shall serve until further vote of the Board.

3. Option Agreements. Each option granted by the Committee shall be evidenced by a written Employee Incentive Stock Option Agreement which shall contain such terms and conditions as may be approved by the Committee and shall be signed by an officer of Bancshares and the selected employee.

4. Eligibility. Options may be granted under the Plan only to employees of either Bancshares or a Subsidiary selected by the Committee from time to time whose ownership of common stock of Bancshares (as determined at the date of the grant of any option) does not exceed ten percent (10%) of the total combined voting power of all classes of stock of Bancshares or any Subsidiary. This provision shall not apply if at the time such option is granted the option price is at least one hundred ten percent (110%) of the fair market value of the stock subject to the option and such option by its terms are not exercisable after the expiration of five (5) years from the date such option is granted. Options may be granted only to employees for a reason connected with his or her employment who at all times during the period beginning on the date of the granting of the option and ending on the day three (3) months before the date of such exercise was an employee of either Bancshares or a Subsidiary. In the case of an employee who is disabled (within the meaning of Code § 22(e)(3)), the three (3) month period shall be one (1) year.

5. Shares Subject to Plan. The Committee may, from time to time, provide for the option and sale in the aggregate amount of seventy-five thousand (75,000) shares of the common stock of Bancshares. All options granted under the Plan shall have a term (the “Option Term”) as determined by the Committee.

6. Option Price. The purchase price of the stock under each option shall be the fair market value of the stock at the time of the grant of the option unless the employee to whom the option is granted owns greater than ten percent (10%) of the total combined voting power of all classes of stock of Bancshares or of any Subsidiary, in which case the purchase price of the stock shall be one hundred ten percent (110%) of the fair market value of the stock at the time of the granting of the option. For purposes of the Plan, fair market value of the common stock of Bancshares shall be determined in good faith by the Board.

7. Duration of Plan. The Plan shall be effective only upon its approval by the favorable vote of the holders of a majority of the common stock of Bancshares. All options under the Plan shall be granted within ten (10) years from the Effective Date hereof; provided, however, that the Board may at any time suspend or terminate the Plan. No option shall be granted during such suspension or after such termination. The suspension or termination of the Plan shall not, however, without the optionee’s consent, alter or impair any rights or obligations under any option previously granted under the Plan.

8. Annual Limitation of Exercise of Options. In any calendar year, the aggregate fair market value of stock (determined after the date of the grant of the options) to which options are exercisable by the first time by an employee may not exceed One Hundred Thousand Dollars ($100,000.00). This limitation shall be applied by taking options into account in the order in which they are granted.

9. Exercise of Options; Option Vesting. All options granted under the Plan must be exercised within the Option Term specified in the grant of the option; provided, however, that no option granted under the Plan may be exercised later than ten (10) years after the option was granted. Any options granted to an employee under the Plan shall be subject to a five (5) year vesting schedule, whereby the total number of shares of common stock with Bancshares subject to the option shall vest and therefore become exercisable by the employee in annual installments, said installments equal to the percentage in the following vesting schedule:

Number of Full Years Following Date of the Grant of the Option to the Employee	Percentage of Shares of Common Stock Subject to the Option Exercisable by the Employee
1	20%
2	40%
3	60%
4	80%
5	100%

By way of illustration only, assume that an employee is granted a stock option on July 1, 2005 to purchase five hundred (500) shares of common stock of Bancshares. The employee will be entitled to purchase up to one hundred (100) shares of common stock on or after July 1, 2006, up to two hundred (200) shares on or after July 1, 2007, up to three hundred (300) shares on or after July 1, 2008, up to four hundred (400) shares on or after July 1, 2009, and up to five hundred shares on or after July 1, 2010, until the expiration of the Option Term, but in no event may the employee purchase more than five hundred (500) shares of common stock during the Option Term. By way of further illustration, using the same facts in the preceding sentence, the employee could purchase three hundred (300) shares of common stock of Bancshares on or after July 1, 2008 and the remaining two hundred (200) shares on or after July 1, 2010, until the expiration of the Option Term. All options granted under the Plan, to the extent not theretofore exercised, shall terminate and become null and void on the option termination date or sooner if the employee ceases to be in the continuous employ of Bancshares (whether by resignation, retirement, dismissal or otherwise). However, in the event of the termination of such employment for any reason other than death or disability, the employee may exercise the option at any time within the three (3) month period following such termination, to the extent that such option was exercisable by him on the date of termination of such employment. An option granted under the Plan may not be transferred except by will, the laws of descent and distribution, or non-probate transfer as provided in the Non-probate Transfers Law of Missouri and, during the lifetime of the employee to whom granted, may be exercised only by him. If the employee dies or becomes disabled either (i) while in the employ of either Bancshares or a Subsidiary, or (ii) within three (3) months following termination of such employment, to the extent the employee was entitled to exercise an option on the date of his or her death or disability, such option may, within one (1) year after his or her death or disability, be exercised by the person or persons to whom the employee’s rights shall pass by will, the laws of descent and distribution, or non-probate transfer. For the purposes of this Plan, the term “disability”

shall mean the inability of an individual to engage in, or perform, his or her duties within the scope of his or her employment with either Bancshares or any Subsidiary for an indefinite period, due to a physical or mental disability which is expected to continue for period of not less than one (1) year, as evidenced by written statement or report prepared by the employee’s physician which has diagnosed the disability.

10. Capital Adjustments Affecting Stock. In the event of a capital adjustment resulting from a stock dividend, stock split, reorganization, merger, consolidation, or a combination or exchange of shares, the number of shares of stock subject to this Plan and the number of shares under option shall be adjusted consistent with such capital adjustment. The price of any share under option shall be adjusted so that there will be no change in the aggregate purchase price payable under exercise of any such option. The granting of an option pursuant to this Plan shall not affect in any way the right or power of Bancshares to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.

11. Stock for Investment. Each Employee Incentive Stock Option Agreement shall provide that the employee shall upon each exercise of an option granted herein represent and warrant that his or her purchase of stock pursuant to such option is for investment only, and not with a view to distribution or resell.

12. Amendment of Plan. The Committee or Board may at any time amend the Plan in such respects as the Board or Committee may deem advisable in order that options granted under the Plan shall be “Incentive Stock Options” as defined in Code § 422, or in order to confirm to any changes in the law, or in any other respect which the Board or the Committee may deem to be in the best interest of Bancshares; provided, however, that no such amendment shall, without further approval of the shareholders of Bancshares, (a) increase the aggregate number of shares of common stock of Bancshares which may be issued under options granted pursuant to the Plan or the maximum number of shares for which an option or options may be granted under the Plan to any one employee; (b) change the minimum option purchase price; (c) increase the maximum period during which options may be exercised; or (d) extend the termination date of the Plan. Any amendment to the Plan shall not, without the optionee’s consent, alter or impair any rights or obligations under any option theretofore granted under the Plan.

IN WITNESS WHEREOF, this Plan is hereby executed under the authority of the Board of Directors of Bancshares, as of the day and year first above written.

LIBERTY BANCSHARES, INC.
(CORPORATE SEAL) ATTEST: Secretary/Assistant Secretary

By
Gary E. Metzger, President
“Bancshares”

FIRST AMENDMENT TO

INCENTIVE STOCK OPTION PLAN OF

LIBERTY BANCSHARES, INC.

THIS FIRST AMENDMENT TO THE INCENTIVE STOCK OPTION PLAN (“First Amendment”) is made and entered into this 16th day of January, 2007 (the “Effective Date”), by Liberty Bancshares, Inc., a financial holding corporation organized and existing under the laws of the State of Missouri (hereinafter referred to as “Bancshares”).

W I T N E S S E T H:

WHEREAS, effective May 10, 2005, the Board of Directors of Bancshares (the “Board”) adopted, with subsequent shareholder approval, an Incentive Stock Option Plan (“Plan”); and

WHEREAS, the Board desires to amend the Plan in certain particulars and Section 12 of the Plan gives the Board the authority to make amendments to the Plan;

NOW, THEREFORE, in consideration of the above premises, the Board amends the Plan by adding the following provisions to the Plan:

1. This First Amendment shall be effective for options granted under the Plan after the Effective Date.

2. The following new sections 13-17 shall be added to the Plan:

“13. Confidential Information. Each employee to whom an option is granted under this Plan, in consideration of the granting of such option, shall acknowledge in the Employee Incentive Stock Option Agreement that by reason of his employment by and service to Bancshares or a Subsidiary (hereinafter referred to collectively as the “Employer”), the employee will have access to information or other data belonging to the Employer or developed by the employee on behalf of the Employer, (all of which is referred to herein as “Confidential Information”). The employee shall agree in the Employee Incentive Stock Option Agreement that Confidential Information is a valuable and unique asset of the Employer and shall covenant that he will not, either during his service with the Employer and for a period of twelve (12) months after his separation from service, for whatever reason (other than termination by Employer without cause), disclose any Confidential Information to any person for any reason whatsoever (except as his duties as an employee of the Employer may require) without the prior written authorization of the Employer, unless such information is in the public domain through no fault of the employee or except as may be required by law. The employee shall agree that the restrictions apply to all Confidential Information regarding the Employer, regardless of the source who provided or compiled such information.

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14. Non-Interference. Each employee to whom an option is granted under this Plan, in consideration of the granting of such option, shall agree in the Employee Incentive Stock Option Agreement that during the employee’s service with the Employer and for twelve (12) months after his separation from service, for whatever reason (other than termination by the Employer without Cause), he shall not, directly or indirectly, as an employee, officer, director, partner, consultant, contractor, agent, or otherwise, solicit, divert, call on, take away, aid, assist, or participate in the providing of any loans or other financial products or services, or attempt to solicit, call on, divert, take away or assist, any client, customer or account who is or was a client, customer or account of the Employer during the employee’s service with the Employer so as to limit, alter, or reduce the type or amount of business the client, customer or account conducts with the Employer.

15. Non-Solicitation. Each employee to whom an option is granted under this Plan, in consideration of the granting of such option, shall agree in the Employee Incentive Stock Option Agreement that during the employee’s service with the Employer and for twelve (12) months after his separation from service, for whatever reason (other than termination by the Employer without cause), he shall not, directly or indirectly, as an employee, officer, director, partner, consultant, contractor, agent, or otherwise, participate in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Employer as of the date of the employee’s separation from service, or who was employed by the Employer at any time within the period of six (6) months preceding the date of the employee’s separation from service.

16. Forfeiture of Option(s). Each employee to whom an option is granted under this Plan, in consideration of the granting of such option, shall agree in the Employee Incentive Stock Option Agreement that if the employee’s employment with the Employer is terminated for cause, the unexercised portion of the option(s) granted (both unvested and vested, if any) will be forfeited and canceled without payment upon the employee’s termination of employment. Each employee shall further agree in the Employee Incentive Stock Option Agreement that the unexercised portion of the option(s) granted (both unvested and vested, if any) may be forfeited and canceled in whole or in part and without payment, in the sole and absolute discretion of the Employer, as a consequence of a disciplinary action or proceeding against the employee.”

3. Except as hereinabove provided in this First Amendment, the Plan is hereby reaffirmed in all respects and the provisions thereof shall remain in full force and effect

IN WITNESS WHEREOF, this Plan is hereby executed under the authority of the Board of Directors of Bancshares, as of the day and year first above written.

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LIBERTY BANCSHARES, INC.
(CORPORATE SEAL) ATTEST: Pat L. Sechler, Secretary

By
Gary E. Metzger, President
“Bancshares”

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